Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AutoNation, Inc.:

We consent to the incorporation by reference in the registration statements listed below of AutoNation, Inc. of our reports dated February 17, 2010, with respect to the consolidated balance sheets of AutoNation, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of AutoNation, Inc.

As discussed in our report on the consolidated financial statements, AutoNation, Inc. changed its method of recognizing and measuring uncertain tax positions due to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in FASB ASC Topic 740, Income Taxes), effective January 1, 2007.

•	Form S-3 (Registration Nos. 333-157354, 333-44611, 333-35749, 333-29217, 333-23415, 333-20667, 333-18009, 333-08479, 333-04269, 333-01757, 033-65289, 033-63735, 033-62489, and 033-61649);

•	Form S-4 (Registration Nos. 333-41505, 333-17915, 333-17869, and 333-17867); and

•	Form S-8 (Registration Nos. 333-150756, 333-143250, 333-130019, 333-81888, 333-90819, 333 56967, 333-42891, 333-29265, 333-20669, 333-19453, 033-93742, and 333-07623).

/s/ KPMG LLP

February 17, 2010

Fort Lauderdale, Florida

Certified Public Accountants